Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Northrim BanCorp, Inc.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share(3)	457(o)						—	—	—	—
Fees to be Paid	Equity	Preferred Stock, par value $1.00 per share(3)	457(o)						—	—	—	—
Fees to be Paid	Equity	Depositary Shares (4)	457(o)						—	—	—	—
Fees to be Paid	Debt	Debt Securities(5)	457(o)						—	—	—	—
Fees to be Paid	Equity	Warrants(6)	457(o)						—	—	—	—
Fees to be Paid	Equity	Units(7)	457(o)						—	—	—	—
Fees to be Paid	Unallocated (Universal) Shelf	(1)	457(o)	$150,000,000	—	$150,000,000	$0.00015310	$22,965	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—		—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—		—	—	—	—
	Total Offering Amounts					$150,000,000		$22,965	—	—	—	—
	Total Fees Previously Paid								—	—	—	—
	Total Fee Offsets								—	—	—	—
	Net Fee Due							$22,965	—	—	—	—
(1)Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered by this registration statement. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee. In no event will the aggregate maximum offering price of all securities issued under this registration statement exceed $150,000,000. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2)The amount registered is not specified as to each class of securities to be registered hereunder pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3 under the Securities Act.
(3)Shares of common stock or preferred stock may be issued in primary offerings, upon conversion of debt securities or preferred stock registered hereby or upon the exercise of warrants to purchase preferred stock or common stock.
(4)The depositary shares registered hereunder will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public fractional interests in shares of preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares will be issued to the depositary under the deposit agreement.
(5)The debt securities being registered hereunder will consist of one or more series of senior debt securities or subordinated debt securities, or any combination thereof, as more fully described herein.
(6)Warrants exercisable for common stock, preferred stock, depositary shares, debt securities or other securities.
(7)Each unit will be issued under a unit agreement and will represent an interest in a combination of one or more of the securities registered hereunder.